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                                                                     EXHIBIT 5.1


                                  May 12, 2000



Sagent Technology, Inc.
800 W. El Camino Real
Suite 300
Mountain View, CA 94040

RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on May 12, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 438,164 shares (the "Shares") of your Common Stock reserved for issuance pursuant to the Qualitative Marketing Software, Inc. Option Agreements (the "Agreements"), 635,000 shares of Common Stock subject to outstaning and unexercised options under the 2000 Non-Statutory Stock Option Plan (the "2000 Plan"), and 1,411,380 shares of Common Stock subject to outstanding and unexercised options under the 1998 Stock Option Plan (the "1998 Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Agreements, the 2000 Plan, and the 1998 Plan.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Agreements, the 2000 Plan, and the 1998 Plan, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                       Very truly yours,


                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation